Exhibit 21.1

Subsidiaries of Autobytel Inc.

Autobytel Services Corporation, a Delaware corporation.

Auto-By-Tel Acceptance Corporation, a Delaware corporation.

Auto-By-Tel Insurance Services, Inc., a Delaware corporation.

Kre8.net inc., a Delaware corporation.

Autobytel Acquisition Corp., a California corporation

e-autosdirect.com inc., a Delaware corporation, doing business as “autobyteldirect.com.”

I-Net Training Technologies, LLC, a Delaware limited liability company.

AutoVisions Communications, Inc., a Delaware corporation.

A.I.N. Corporation, a California corporation, doing business as “CarSmart.com.”

Autobytel.ca inc., a Delaware corporation.

Autobytel Information Services Inc., a Delaware corporation.

Autoweb.com, Inc., a Delaware corporation.

iBuy Inc., a Delaware corporation.